CHECKPOINT SYSTEMS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE MARCH 26, 2015

CHECKPOINT SYSTEMS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.  The purpose of the Plan is to provide employees of the Company and Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. Definitions.  As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

Administrator means the brokerage firm or financial institution (if any) retained to perform administrative services described in Section 10(b).

Board of Directors or Board means the board of directors of Checkpoint Systems, Inc.

Business Day shall mean a day on which the New York Stock Exchange (“NYSE”) is open for trading.

Brokerage Account means the account in which the Deposited Shares are held.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the committee that administers the Plan and which is appointed pursuant to Section 10.

Company means Checkpoint Systems, Inc., a Pennsylvania corporation or, where required by the context, any participating Subsidiary.

Compensation means a Participant’s cash pay while a Participant in the Plan as determined by the Committee, including salary or hourly base pay, overtime, bonuses and commissions; but excluding stock option awards or stock grants and other forms of compensation as determined by the Committee.

Deposited Shares means the Shares that have been purchased for or issued on behalf of a Participant pursuant to the exercise of Options under the Plan and which are held for the Participant in a Brokerage Account.

Effective Date means March 26, 2015.

Employee means any individual who is an employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.  Where the period of leave exceeds 90  days  and  the  individual’s  right  to  reemployment  is  not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

Enrollment Date means the first Business Day of each Offering Period or such other date as shall be reasonably determined by the Committee.

Enrollment Period means a period of time prior to an Enrollment Date, as designated by the Committee.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value means the closing price for Shares as recorded by the NYSE as reported in the Wall Street Journal on the relevant valuation date or if no closing price has been recorded on such date on the preceding day on which a closing price was recorded; or, if the Shares are no longer listed on the NYSE, as reported on such other exchange on which the Shares are listed; or if the Shares are no longer listed on an exchange, then such price as determined by the Committee in accordance with the requirements of Section 423 of the Code.

NYSE means the New York Stock Exchange.

Offering Period means every six (6) month period beginning each October 1 and April 1 following the Effective Date, or such other period designated by the Committee following the Effective Date.

Option means an option granted under this Plan that will entitle a Participant to purchase Shares.

Participant  means  an  Employee  who  satisfies  the  requirements  of Sections 3 and 5 of the Plan.

Plan means the Checkpoint Systems, Inc. 2015 Employee Stock Purchase Plan, as set forth herein and as may be amended from time to time.

Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

Purchase Date means the first Business Day immediately following the last Business Day of each Offering Period, or such other date as shall be established by the Committee.

Purchase Price means an amount equal to 85% of the Fair Market Value of a Share on the Enrollment Date or on the Exercise Date, whichever is lower.

Purchased Shares means the full Shares purchased or issued pursuant to the exercise of Options under the Plan.

Reserves mean the number of Shares covered by each option under the Plan which have not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under option.

Shares means the common stock of the Company, as traded on the NYSE or on such other exchange as the Shares shall be listed, or if no longer listed then the common stock last listed on any exchange.

Subsidiary means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.  Only Employees of the Company and its Subsidiaries which have adopted the Plan shall be eligible to be granted Options under the Plan.

Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock  would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.  Shares will be purchased on behalf of Participants in the Plan every Purchase Date using payroll deductions that have accumulated during the preceding Offering Period.

5. Participation.

An Employee shall be eligible to participate on the first Enrollment Date that occurs after such Employee’s first day of employment; provided, that such Employee properly completes and submits an election form by the deadline prescribed by the Committee.  An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible  may thereafter  become  a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Committee.

Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

6. Payroll Deductions.

During each Enrollment Period, a Participant may elect to have payroll deductions made during the Offering Period associated with that Enrollment Period from his or her Compensation, in an amount equal to not less than 1% up to a maximum of 25% (or such greater amount as the Committee may establish from time to time).  The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 22%).  All payroll deductions made by a Participant shall be credited to his or her Purchase Account.  A Participant may not make any additional payments into his or her Purchase Account.

Subject to Section 11, during each Enrollment Period a Participant may change or terminate his or her election under subsection (a) above by properly completing and submitting  a change  in  election form in accordance with the procedures prescribed by the Committee.  The change in an amount shall be effective as of the next Enrollment Date following the date of filing of the change in election form, if the documents are properly completed and submitted in accordance with the procedures set forth by the Committee.

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.  Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

7. Grant of Option.  On the Enrollment Date of each Offering Period, each Participant in such Offering Period shall be granted an option to purchase on the Purchase Date a number of Shares determined by dividing such Participant’s payroll deductions accumulated during the Offering Period prior to such Purchase Date and retained in the Participant’s Purchase Account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Section 3 and 14.

8. Exercise of Option.  A Participant’s option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of full Shares subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account.  No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

9. Approval by Shareholders.  The Plan will be submitted for the approval of the Company’s shareholders and shall terminate automatically if not approved by the shareholders as set forth in Section 18(c).

10. Administration.

(a) Powers and Duties of Committee.  The Plan shall be administered, in accordance with  the  provisions  hereof, by a duly authorized committee the members of which shall be appointed by the Board of Directors (the “Committee”).  Subject to the provisions of the Plan  and  Section 423 of the Code, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Shares subject to each Option.  The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code).  All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees.  No member of the Board of Directors or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder.

(b) Administrator.  The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain  ministerial and  procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.  In the absence of such engagement, the Corporate Human Resources Department shall be the Administrator.

(c) Indemnification.  Each person who is or shall have been (a) a member of the Board, (b) a member of a committee appointed by the Board, or (c) an officer of the Company (or agent who is an employee of the Company) to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

11. Withdrawal.  A Participant may withdraw from the Plan by contacting the Administrator in accordance with applicable procedures. Any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will  be  distributed  to  the  Participant  as  soon  as  administratively practicable.  Pursuant to Section 13 below, any such distribution shall not include  interest  or  earnings of any kind.  No  further  payroll  deductions  for  the purchase of Shares will be made during the Offering Period or subsequent Offering Periods, unless the Participant properly completes and submits an election form for such subsequent periods.  A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

12. Termination of Employment.  Upon termination of the Participant’s employment prior to the Exercise Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and his or her Option will be automatically terminated.

13. Interest.  No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Stock.

(a) Subject  to  adjustment  upon  changes  in  capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be 600,000 Shares.  If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then  available  under  the Plan,  the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) A Participant shall have no interest in or voting rights with respect to Shares covered by his or her Option until such Option has been exercised.

15. Designation of Beneficiary. A Participant may designate a beneficiary who is to receive any Shares and payroll deductions, if any, from the Participant’s accounts under the Plan in the event of such Participant’s death.  If the Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such a designation to be effective.  Beneficiary designations shall be made in accordance with procedures prescribed by the Committee.

16. Assignability of Options.  Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant.  Any such attempt at assignment, transfer, pledge or other  disposition  shall  be  without  effect,  except  that  the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11 hereof.

17. Adjustment of Number of Shares Subject to Options.

(a) Adjustment.  Subject to any required action by the stockholders of the Company, the maximum number of Shares each Participant may purchase per Offering Period, as well as the price per Share and the number of Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number  of  Shares  effected  without  receipt  of  consideration  by  the Company;  provided,  however,  that  conversion  of  any  convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”.  Such adjustment shall be made by the Board (or its Committee), whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible  into  shares  of  stock  of  any  class,  shall  affect,  and  no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.  The Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423.

(b) Dissolution or Liquidation.  In  the  event  of  the  proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise   Date”),  and   shall   terminate   immediately prior to the consummation  of  such  proposed  dissolution  or  liquidation,  unless provided otherwise by the Board.  The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation.  The Board shall notify each Participant in writing, at least ten (10) Business Days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option  has  been  changed  to  the  New  Exercise  Date  and  that  the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c) Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be  assumed or  an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”).  The New Exercise Date shall be before the date of the Company’s proposed sale or merger.  The Board shall notify each Participant in writing, at least ten (10) Business Days prior to the New Exercise Date, that the Exercise Date for the Participants Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

18. Amendments or Termination of the Plan.  (a)  The Board of Directors (or its designated Committee) may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby; provided, further, upon any such amendment or modification, all Participants shall continue to have the same rights and privileges in respect of existing Options.  To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approved in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board (or its Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld  during  an  Offering  Period,  establish  the  exchange  ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed  withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s  Compensation,  and  establish such other  limitations  or procedures as the Board (or its designated Committee) determines in its sole discretion advisable which are consistent with the Plan.

(c) The Plan shall automatically terminate if it is not approved by shareholders of the Company by the earlier of (i) the first duly convened meeting of the shareholders (including any adjournments of such meeting) following the Effective Date, or (ii) September 30, 2015, in which case all payroll deductions then credited to each Participant’s Purchase Account will  be  distributed  to  the  Participant  as  soon  as  administratively practicable thereafter, and no Shares shall be purchased for any Participant.  Pursuant to Section 13 above, such distribution shall not include  interest  or  earnings of any kind.

19. No Other Obligations.  The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option.  Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

20. Notices.  Any notice which the Company or any Participant may be required or permitted to give to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed:  if to the Company, to such address as the Company, by notice to such Participant, may designate in writing from time to time; and, if to the Participant, at his or her address as shown on the payroll records of the Company.

21. Condition Upon Issuance of Shares.  Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law (domestic or foreign) and any other rules or regulations by which the Company is bound or to which it is subject, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of the Plan.  Unless sooner terminated under Section 18, the Plan shall expire on, and no Option may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date.

23. Governing Law.  The Plan and all Options granted hereunder shall be construed  in  accordance with and governed by the laws of the Commonwealth of Pennsylvania without  reference to choice  of  law principles and subject in all cases to the Code and the regulations thereunder.